EXHIBIT 5.1

August 18, 2006

PNM Resources, Inc.

Alvarado Square

Albuquerque, New Mexico 87158

Ladies and Gentlemen:

I am acting as counsel for PNM Resources, Inc., a New Mexico corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on or about the date hereof of the registration statement on Form S-3 (the “Registration Statement”). The Registration Statement relates to the proposed sale from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock of the Company, no par value per share (the “Common Stock”). The shares of Common Stock are to be sold from time to time as set forth in the Registration Statement, the Prospectus comprising a part thereof (the “Prospectus”) and the supplements to the Prospectus (the “Prospectus Supplements”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as I have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended through June 21, 2006, and the Bylaws of the Company and (ii) the Registration Statement and exhibits thereto, including the Prospectus comprising a part thereof.

In respect only of the laws of the State of New Mexico and the federal laws of the United States of America, and subject to the assumptions, qualifications and limitations set forth in this opinion letter, it is my opinion that with respect to the Common Stock, after (a) the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of the shares of the Common Stock and related matters, (b) the Registration Statement has become effective and the securities or “blue sky” laws of various states shall have been complied with, and (c) any applicable regulatory approvals have been obtained, then when such shares of Common Stock have been issued and sold by the Company in the manner contemplated by the Registration Statement and in any relevant amendment thereto or in any Prospectus Supplements and in accordance with such Board action, and the consideration therefor has been received by the Company, the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable. I express no opinion on the applicability of New Mexico “blue sky” or securities laws to the issuance and sale of the shares of Common Stock.

I am a member of the bar of the State of New Mexico and express no opinion as to matters governed by any laws other than the laws of the State of New Mexico and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus comprising a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof and I do not assume any obligation to update or supplement it to reflect any change in any fact or circumstance that hereafter comes to my attention, or any change in law that may occur hereafter.

Very truly yours,

By	/s/ Charles L. Moore
Charles L. Moore
Associate General Counsel
PNM Resources, Inc.